Exhibit 10.11

THE DUN & BRADSTREET CORPORATION

NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN

(As Amended and Restated effective January 1, 2009)

Directors of The Dun & Bradstreet Corporation (the “Company”) who are not employees of the Company or any of its subsidiaries (“Non-Employee Directors”) may participate in this Dun & Bradstreet Corporation Non-Employee Directors’ Deferred Compensation Plan (the “Plan”). The Plan has been amended and restated effective January 1, 2009 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). All amounts deferred under the Plan are subject to, and not grandfathered for purposes of, Code Section 409A.

1. Pursuant to written deferral elections filed with the Company, Non-Employee Directors may irrevocably elect on or before December 31 of any year to defer payment of all or a specified part (in multiples of 5%) of all cash annual retainer and committee chair retainer fees (“Fees”) payable to them for their services as Non-Employee Directors during the calendar year following such election. If a Non-Employee Director does not file a new deferral election on or before December 31 of any year, he or she will be deemed to have elected to continue the election in effect for the previous year. Similarly, if a Non-Employee Director files a timely but incomplete deferral election in any year, he or she will be deemed to have elected to continue any portion of the previous year’s election not specifically superseded by the new election.

Any person who becomes a Non-Employee Director during any calendar year, and who has not been a Non-Employee Director of the Company at any time during the preceding 24-month period, may elect, within thirty (30) days of the date on which his or her term as a Non-Employee Director begins, to defer payment of all or a specified part (in multiples of 5%) of the Fees that are earned and payable with respect to the remainder of the calendar year, for services performed subsequent to the date such deferral election is executed and filed with the Company. The portion of the Fees that are earned subsequent to the date a deferral election is executed and filed shall be determined by multiplying the total Fees for the year by a fraction, the numerator of which is the number of whole months remaining in the year after the election is filed, and the denominator of which is the total number of whole months in such year during all or a portion of which such Fees are earned.

Each deferral election shall be made in the manner specified by the Compensation & Benefits Committee of the Board of Directors (the “Committee”) or its delegate. Each deferral election must specify (i) the amount of Fees to be deferred and (ii) the form of payment (lump sum or five or ten annual installments) in which amounts deferred pursuant to such election shall be paid to the Non-Employee Director after his or her Separation from Service, as defined below. Absent a timely election for installments, the default form of payment shall be a lump sum. Each year’s deferrals need not be subject to the same form of payment as the previous year’s deferrals.

A “Separation from Service” will occur on the date as of which the Company reasonably anticipates that no further services will be performed, or that the level of bona fide services the

Non-Employee Director will perform will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period (or the full period of services to the Company, if less than thirty-six (36) months). Notwithstanding anything herein to the contrary, determination of whether a Separation from Service has occurred shall be consistent with Section 1.409A-1(h) of the Treasury Regulations.

2. Amounts deferred by each Non-Employee Director shall be credited to an account in his or her name, which is adjusted periodically according to deemed investments elected by the Non-Employee Director. Credits to each Non-Employee Director’s account and adjustments for the performance of the funds in which the account is deemed to be invested shall be made in the same manner as credits and adjustments are made to participants’ accounts in The Dun & Bradstreet Corporation 401(k) Plan (or successor plan) (the “Employee Plan”).

Each Non-Employee Director may select from one or more of the funds available in the Employee Plan for the deemed investment of Fees deferred into the account described above. Deemed investment elections shall be in increments of one percent (1%) and shall be made in the manner specified by the Committee or its delegate. Each Non-Employee Director will have an opportunity to select the fund(s) into which deferred Fees are deemed to be invested at the time he or she initially elects to defer the Fees. Subject to the limitation described below with respect to the Dun & Bradstreet Common Stock Fund, Non-Employee Directors may make new deemed investment elections applicable to existing account balances or future deferrals, or both, at any time. Such elections shall be effective as of the date comparable elections under the Employee Plan would be effective. In the event a Non-Employee Director fails to make a deemed investment election concurrently with a deferral election, his or her most recent deemed investment election shall be applied to amounts deferred pursuant to the election. If the Non-Employee Director does not have a deemed investment election on file with the Company, his or her deferrals shall be deemed to be invested in the age appropriate BGI LifePath fund or such other fund determined by the Committee to be the default deemed investment fund.

Any amount deferred by a Non-Employee Director that is, pursuant to his or her election, deemed to be invested in the Dun & Bradstreet Common Stock Fund immediately upon deferral shall be credited to the Non-Employee Director’s account in an amount equal to one hundred and ten percent (110%) of the amount deferred (with such full amount treated as deferred Fees for all purposes hereunder). Notwithstanding anything herein to the contrary, the deemed investment of any such deferrals (as well as the additional ten percent (10%) credited pursuant to the preceding sentence), as adjusted according to the performance of the fund, may not be changed for a period of three (3) years from the date the deferral is initially credited to the account.

3. The Non-Employee Director’s account, giving effect to the investment performance of the fund(s) to which deferred Fees were credited, shall be paid to the Non-Employee Director in the form(s) of payment elected by the Non-Employee Director in the deferral election(s) referred to in Paragraph 1 above. The lump sum payment or the first installment, as applicable, shall be paid on the tenth day of the calendar year immediately following the calendar year in which the Non-Employee Director incurs a Separation from Service from the Company, subject to any additional deferral pursuant to paragraph 5. Subsequent installments, if any, shall be made on the tenth day of each succeeding calendar year until the entire amount credited to the Non-Employee Director’s account shall have been paid. Each installment payment made pursuant to the Plan shall be deemed to be a separate payment for purposes of Code Section 409A. Notwithstanding any deferral election or anything contained herein to the contrary, the Company may, in its sole and absolute discretion, commence the distribution, or accelerate the distribution, of a Non-Employee Director’s account, to the extent and under the circumstances such acceleration is permitted by Code Section 409A and the regulations thereunder. The Non-Employee Director shall not have any election, direct or indirect, with respect to any exercise of such discretion by the Company.

The amount of each installment shall be determined by multiplying the balance of the portion of the Non-Employee Director’s account to be paid in five or ten installments, as applicable, as of the last business day of the calendar year immediately preceding the installment payment date by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installment payments over which payment of such amount is to be made, less the number of installments theretofore made. Thus, if payment is to be made in ten installments, the fraction for the first installment shall be  1/10th, for the second installment  1/ 9th, and so on.

Notwithstanding anything herein to the contrary, if a Non-Employee Director is determined by the Company to be a specified employee for purposes of Code Section 409A, no amount payable under this Section upon his or her Separation from Service shall be paid to him or her before the date immediately after the expiration of the six-month period following the Non-Employee Director’s Separation from Service. In such case, the amount of the lump sum payment or the first installment, as applicable, shall be determined with respect to the balance of the Non-Employee Director’s account as of the tenth day immediately preceding the payment date.

4. If a Non-Employee Director should die before full payment of all amounts credited to the Non-Employee Director’s account, the full amount credited to the account as of December 31 of the year of the Non-Employee Director’s death shall be paid on the tenth day of the calendar year following the year of death to the Non-Employee Director’s estate or to such beneficiary or beneficiaries as previously designated by the Non-Employee Director in a written notice delivered to the Secretary of the Company.

5. A Non-Employee Director may revise the form of payment specified in any of his or her deferral elections, but any such revised election shall be irrevocable on the date it is delivered to the Company and (i) shall not take effect until twelve (12) months after the date on which it is delivered to the Company, (ii) except in the case of payment by reason of the Non-Employee Director’s death, must defer payment to a date that is not less than five (5) years from the date such payment would otherwise have been made, and (iii) shall be effective only if it is made not less than twelve (12) months before the date the payment is scheduled to be paid or commence.

6. The right of a Non-Employee Director to any deferred Fees and/or the interest thereon shall not be subject to assignment by the Non-Employee Director. If a Non-Employee Director does make an assignment of any deferred Fees and/or the interest thereon, the Company may disregard such assignment and discharge its obligation hereunder by making payment as though no such assignment has been made.

7. If there is a “Change in Control” of the Company, as defined in Paragraph 8:

a) The total amount to the credit of each Non-Employee Director’s account under the Plan shall be paid to the Non-Employee Director in a lump sum within thirty (30) days from the date of such Change in Control; provided, however, if such payment is not made within such 30-day period, the amount to the credit of the Non-Employee Director’s account shall be credited with interest from the date of such Change in Control until the actual payment date at an annual rate equal to the yield on 90-day U.S. Treasury Bills plus one percentage point. For this purpose the yield on U.S. Treasury Bills shall be the rate published in The Wall Street Journal on the first business day of the calendar month in which the Change in Control occurred.

b) The Plan shall terminate as of the date of the Change in Control and no further deferrals may be made hereunder.

8. A “Change in Control” of the Company means the occurrence of any of the following events, but only to the extent such event constitutes a “change in control event” as that term is defined for purposes of Code Section 409A:

(a) any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company’s stock, but only if such person or group is not considered to effectively control the Company (within the meaning of Section 1.409A-3(i)(5)(vi) of the Treasury Regulations) prior to such acquisition.

(b) a majority of members of the Board of Directors of the Company (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(c) any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company, but only if such person or group was not considered to own more than fifty percent (50%) of the total voting power of the stock of the Company prior to such acquisition; or

(d) any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company, but not including persons solely because they purchase assets of the Company at the same time), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than ninety percent (90%) of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately before such acquisition or acquisitions, except where the assets are transferred to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the asset transfer, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company immediately after the asset transfer, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii), above, immediately after the asset transfer.

9. Notwithstanding any provision herein to the contrary, amounts payable under this Plan shall not be funded and shall be made out of the general funds of the Company; provided, however, that the Company reserves the right to establish one or more trusts to provide alternate sources of benefit payments under this Plan so long as the funding of any such trust is permitted under Code Section 409A; provided, further, however, that upon the occurrence of a “Potential Change in Control” of the Company, as defined below, the appropriate officers of the Company are authorized to make transfers to such a “rabbi” trust fund, established as an alternate source of benefits payable under the Plan, as are necessary to fund the lump sum payments to Non-Employee Directors required pursuant to Paragraph 7 of this Plan in the event of a Change in Control of the Company; provided, further, however, that if payments are made from such trust fund, such payments will satisfy the Company’s obligations under this Plan to the extent made from such trust fund.

For the purposes of this Plan, “Potential Change in Control” means:

a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;

b) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company;

c) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or a company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing nine and one-half percent (9.5%) or more of the combined voting power of the Company’s then outstanding securities, increases such person’s beneficial ownership of such securities by five percent (5%) or more over the percentage so owned by such person; or

d) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of the Company has occurred.

10. The Committee shall be responsible for the administration of the Plan and may delegate to any management committee, employee, director, or agent its responsibility to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion. The Committee shall have full authority to interpret the provisions of the Plan and construe all of its terms, to adopt, amend and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable, other than those determinations delegated to management employees or independent third parties by the Board. All of its rules, interpretations and decisions shall be applied in a uniform manner to all Non-Employee Directors similarly situated and decisions of the Committee shall be conclusive and binding on all persons. The procedure for presenting claims under the Plan and appealing denials thereof shall be as set forth in Appendix A. Any action permitted to be taken by the Committee may be taken by the Board, in its discretion.

11. The Company shall have the right to deduct from any amount deferred or any payment of a Non-Employee Director’s account hereunder, any amount required to satisfy its obligation to withhold federal, state and local taxes, fees or other similar liabilities.

12. Neither participation in the Plan nor any action under the Plan shall be construed to give any Non-Employee Director a right to be retained in the service of the Company.

13. The Plan may be modified, amended, or revoked at any time by the Board. Any amendment by the Board shall be effective only to the extent such amendment does not cause the terms of the Plan or any amount deferred hereunder to violate the provisions of Code Section 409A or Section 1.409A of the Treasury Regulations.

14. The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed in the State of New Jersey.

15. All amounts credited to each Non-Employee Director’s account or otherwise credited or accrued under this Plan are deferred compensation and subject to Code Section 409A. This Plan is intended to comply with that provision of the Code and all guidance issued thereunder by the U.S. Internal Revenue Service in all respects and shall be administered in a manner consistent with such intent. If an unintentional operational failure occurs with respect to Code Section 409A requirements, any affected Non-Employee Director or beneficiary shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service. Any reference herein to Code Section 409A or to Section 1.409A of the Treasury Regulations shall be interpreted to refer to any successor section of the Code, the Treasury Regulations or other guidance issued by the U.S. Internal Revenue Service, as appropriate.

Appendix A – Claims Procedures

(a) Filing of Claims. Any Non-Employee Director or beneficiary, or his or her authorized representative, (the “claimant”) may file a written claim for a Plan benefit with the Compensation & Benefits Committee of the Board of Directors, excluding, if applicable, the claimant (the “Committee”) or its delegate. Claims shall be determined in accordance with the terms of the Plan, which will be applied consistently with respect to similarly situated claimants. Claimants must use and exhaust the Plan’s administrative claims and review procedure before bringing suit in either state or federal court. The Committee will give each claimant’s request for benefits a full and fair review.

(b) Notice of Denial of Claim. If the Committee denies a claim, in whole or part, it will furnish a written notice of the denial to the claimant. The written notification shall be given to the claimant within ninety (90) days after receipt of his claim by the Committee unless special circumstances require an extension of time for processing, in which case written notice of the extension shall be furnished to the claimant prior to the termination of the original ninety (90)-day period, and such notice shall indicate the special circumstances which make the postponement appropriate and the date by which the Committee expects to render a decision. In no event may the extension exceed a total of one hundred and eighty (180) days from the date of the original receipt of the claim. In the event of a denial of any benefit requested by any claimant, the claimant shall be given a written notification containing:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary; and

(iv)	appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

If a claim is denied, the claimant may file for a review as described in the following subsection (c).

(c) Right of Review. In the event of a denial of benefits, the claimant shall be permitted to review the pertinent documents and to submit to the Committee issues and comments in writing. In addition, the claimant may make a written request for a full and fair review of his claim and its denial by the Committee. Such written request must be received by the Committee within sixty (60) days after receipt by the claimant of written notification of the denial of the claim. The claimant may submit written comments, documents, records and other information relating to the claim for benefits, whether or not those comments, documents, records or other information were submitted in connection with the initial claim. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The claim for review must be given a full and fair review.

(d) Decision on Review. A decision shall be rendered by the Committee within sixty (60) days after the receipt of the request for review. However, where special circumstances make a longer period for decision necessary or appropriate, the Committee’s decision may be postponed on written notice to the claimant (prior to the expiration of the initial sixty (60)-day period) for an additional sixty (60) days. Such notice shall describe the circumstances requiring the extension of time and the date by which the Committee expects to render a decision. In no event shall the Committee’s decision be rendered more than one hundred and twenty (120) days after the receipt of the request for review.

Any decision by the Committee shall be furnished to the claimant in writing in a manner calculated to be understood by the claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based. If the claim for benefits is denied on review, the claimant will receive written notice of the denial. The notice will include the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

(iv)	a statement of any voluntary appeal procedures offered by the Plan.

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